EXHIBIT 99.1


                                  PRESS RELEASE


          VCA ANTECH, INC. ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION


     LOS ANGELES, CA, FEBRUARY 25, 2003 - VCA ANTECH, INC. (NASDAQ NATIONAL MARKET SYMBOL: WOOF) announced the closing of the sale of 1,507,500 shares of its common stock pursuant to the exercise of the underwriters' over-allotment option as part of its recent public offering. 500,000 shares were sold by VCA Antech and 1,007,500 shares were sold by certain stockholders. VCA Antech received total net proceeds of $7,245,000 and intends to use those proceeds for general corporate purposes.

     The offering was managed by Credit Suisse First Boston LLC, Goldman, Sachs & Co., Banc of America Securities LLC, Salomon Smith Barney Inc., Jefferies & Company, Inc. and Wells Fargo Securities, LLC.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The offering of the securities is being made only by means of a prospectus, copies of which may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, New York, 10004.

     VCA Antech owns, operates and manages the largest networks of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

     Media contact:  Tom Fuller, Chief Financial Officer
                     (310) 571-6505